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                           [BDO Seidman, LLP Letterhead]

                                  February 5, 1998



Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

     Re:  E.Com International, Inc.

Ladies and Gentlemen:

     Our firm, BDO Seidman, LLP ("BDO"), served as principal accountants to E.Com International, Inc. (the "Company") until June 1997 when the Company replaced BDO with KPMG Peat Marwick LLP as its principal accountants. We hereby concur with the statements made by the Company in Item 14 of the Form 10 filed with the SEC on December 14, 1997 (Registration No. 000-23547) concerning the dismissal of BDO as the Company's principal accountants.

/s/ BDO Seidman, LLP

BDO Seidman, LLP